UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2013

WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Switzerland	1-34258	98-0606750
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Telephone number, including area code: 41.22.816.1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 1, 2013, we entered into a $300 million, 364-day, term loan facility with a syndicate of banks.  The facility was fully drawn on May 1, 2013 and will mature on April 30, 2014.  The terms and conditions of the facility are substantially similar to our $2.25 billion revolving credit agreement.  The facility will be used for general corporate purposes, including the repayment of other credit facility borrowings and the reduction of commercial paper.

Item 2.02.    Results of Operations and Financial Condition

Item 7.01.    Regulation FD Disclosure
On May 2, 2013, we issued a news release announcing results for the quarter ended March 31, 2013.  A copy of the press release is furnished as Exhibit 99.1 and incorporated into this Item.
On May 3, 2013, we will hold a conference call at 8:30 a.m. eastern, 7:30 a.m. central, regarding the quarterly results. This scheduled conference call was previously announced on March 15, 2013 and will be made available via real-time webcast.
A replay of the call will be available until 5:00 p.m. eastern, May 17, 2013. The number for the replay is 855-859-2056 or 404-537-3406 for international calls; passcode 24117714.
An enhanced webcast of the replay will be provided by Thomson Reuters and will be available through Weatherford's web site at http://www.weatherford.com. To access the replay, click on the Investor Relations link and then click on the Enhanced Audio Webcast link.

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits

10.1	364-Day Term Loan Agreement dated as of May 1, 2013 among Weatherford International Ltd. (Bermuda), as borrower, Weatherford International Ltd. (Switzerland), the lenders party thereto and JPMorgan Chase Bank, N. A. as administrative agent

99.1	Press release dated May 2, 2013, announcing results for the quarter ended March 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.

Dated:
May 2, 2013	/s/John H. Briscoe
John H. Briscoe
Senior Vice President and
Chief Financial Officer

INDEX TO EXHIBIT

Number	Exhibit

10.1	364-Day Term Loan Agreement dated as of May 1, 2013 among Weatherford International Ltd. (Bermuda), as borrower, Weatherford International Ltd. (Switzerland), the lenders party thereto and JPMorgan Chase Bank, N. A. as administrative agent

99.1	Press release dated May 2, 2013, announcing results for the quarter ended March 31, 2013